Exhibit 10.1
GLADSTONE COMMERCIAL LIMITED PARTNERSHIP
SCHEDULE 4.2(a)(2) TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
DESIGNATION OF
7.50% SERIES B CUMULATIVE REDEEMABLE PREFERRED UNITS
(i)	Designation and Number. A series of Preferred Units, designated the “7.50% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of Series B Preferred Units shall be 1,150,000.

(ii)	Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(iii)	Rank. The Series B Preferred Units, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, will rank (i) senior to all classes or series of Common Units of the Partnership, and to all Partnership Interests ranking junior to the Series B Preferred Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership; (ii) on a parity with the 7.75% Series A Cumulative Redeemable Preferred Units and all Partnership Interests issued by the Partnership, the terms of which Preferred Units specifically provide that such Partnership Interests rank on a parity with the Series B Preferred Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (iii) junior to all existing and future indebtedness of the Partnership. The term “Parity Preferred Units” does not include convertible debt securities, which will rank senior to the Series B Preferred Units prior to conversion.

(iv)	Distributions. (a) Holders of the Series B Preferred Units are entitled to receive, when and as declared by the General Partner out of funds legally available for the payment of distributions, preferential cumulative cash distributions at the rate of 7.50% per annum of the Liquidation Preference (as defined below) per Series B Preferred Unit (equivalent to a fixed annual amount of $1.875 per Series B Preferred Unit). Distributions on the Series B Preferred Units shall be cumulative from (but excluding) the date of original issue and shall be payable monthly in arrears. The first distribution will be payable on November 30, 2006 and monthly thereafter on the last day of the month, or, if not a business day, on the next succeeding business day (each, a “Distribution Payment Date”). The first distribution, which will be payable on November 30, 2006, will be for more than a full month. Such distribution and any distribution payable on the Series B Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the ownership records of the Partnership at the close of business on the applicable record date, which shall be the date designated by the General Partner of the Partnership that is not more than 20 nor less than 7 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distributions on Series B Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at any time that the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment of such distributions would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c) Notwithstanding the foregoing, distributions on the Series B Preferred Units will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accumulated but unpaid distributions on the Series B Preferred Units will not bear interest and holders of the Series B Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no distributions will be declared or paid or set apart for payment on any Partnership Interests or any other series of Parity Preferred Units or any series or class of equity securities ranking junior to the Series B Preferred Units (other than a distribution of the Partnership’s Common Units or any other class of Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Units for all past distribution periods and the then current distribution period. When distributions are not declared and paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other series of Parity Preferred Units, all distributions declared upon the Series B Preferred Units and any other series of Parity Preferred Units shall be allocated pro rata so that the amount of distributions declared per Series B Preferred Unit and such other series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Series B Preferred Unit and such other series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.
(d) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Units or other Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Units, or any other Partnership Interests in the Partnership ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, nor shall any Common Units, or any other Partnership Interests in the Partnership ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Partnership. Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or securities, in excess of full cumulative distributions on the Series B Preferred Units as provided above. Any distribution payment made on Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series B Preferred Units which remains payable.

(v)	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners a liquidation preference of $25 per Series B Preferred Unit (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid distributions to and including the date of payment, but without interest, before any distribution of assets is made to holders of Common Units or any other class or series of Partnership Interests in the Partnership that ranks junior to the Series B Preferred Units as to liquidation rights. The Partnership will promptly provide to the holders of Series B Preferred Units written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accumulated and unpaid distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership or corporation with or into the Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

(vi)	Redemption. (a) The Series B Preferred Units are not redeemable prior to October 31, 2011. However, shares of Partnership Units owned by a Limited Partner in excess of 9.8% in value of outstanding Partnership Units will be deemed “excess units,” and the Partnership will have the right to purchase those excess units from the Limited Partner. On and after October 31, 2011, the Partnership, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per Series B Preferred Unit, plus all accumulated and unpaid distributions thereon to the date fixed for redemption (except for excess units), without interest. Holders of Series B Preferred Units to be redeemed shall surrender such Series B Preferred Units at the place designated in such notice and upon such surrender shall be entitled to the redemption price and any accumulated and unpaid distributions payable upon such redemption. If notice of redemption of any Series B Preferred Units has been given and if the Partnership has set aside funds necessary for such redemption in trust for the benefit of the holders of any Series B Preferred Units so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Units, such Series B Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Units will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Series B Preferred Units) or by any other equitable method determined by the General Partner.

(b) Unless full cumulative distributions on all Series B Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series B Preferred Units shall be redeemed unless all outstanding Series B Preferred Units are simultaneously redeemed and in such event the Partnership shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Units (except by exchange for Partnership Interests of the Partnership ranking junior to the Series B Preferred Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units.
(c) Notice of redemption will be mailed by the Partnership, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Units to be redeemed at their respective addresses as they appear on the transfer records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Units to be redeemed; (iv) the place or places where the Series B Preferred Units are to be surrendered for payment of the redemption price; and (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Units held by such holder to be redeemed.
(d) Immediately prior to any redemption of Series B Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date.
(vii)	Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.
(viii)	Conversion. The Series B Preferred Units are not redeemable for, convertible into or exchangeable for any other property or securities of the Partnership.